Exhibit 99.1

NEWS RELEASE

Gallagher Bassett Workers’ Compensation Contract

In New South Wales Moving to Run-Off Status on December 31, 2014

Itasca, IL, November 18, 2014 — Arthur J. Gallagher & Co. (NYSE: AJG) today announced that a contract for the administration of workers’ compensation claims between its subsidiary, Gallagher Bassett Services, and the New South Wales Workers Compensation Scheme in Australia will move to run-off status on December 31, 2014. Gallagher Bassett has been one of seven vendors providing claims services for employers in New South Wales. As a result of a recent tender process, the two non-insurers, including Gallagher Bassett, were moved into run-off status. Gallagher Bassett’s other workers’ compensation business in Australia is unaffected by this announcement.

The following table provides financial information related to this contract in 2014 as reported within Gallagher’s Risk Management segment (excludes allocated corporate overhead charges).

	Actual			Estimated 4th Q 14	Estimated FY 2014
	1st Q 2014	2nd Q 2014	3rd Q 2014
Fee revenue	$5.6	$5.6	$5.5	$6.1	$22.8
Performance bonus fee revenue	—	—	2.5	—	2.5
Compensation expense	3.0	3.3	3.6	3.1	13.0
Operating expense	1.4	1.7	2.2	1.6	6.9
Depreciation expense	—	0.1	—	0.5	0.6

Earnings before income taxes	1.2	0.5	2.2	0.9	4.8
Provision for income taxes	0.4	0.2	0.6	0.3	1.5

Net earnings	$0.8	$0.3	$1.6	$0.6	$3.3

Diluted net earnings per share	$0.01	$—	$0.01	$—	$0.02

Gallagher expects to take a charge in its Risk Management segment in fourth quarter 2014 of approximately $8.0 million after taxes (approximately $.05 per share), substantially all of which relates to a non-cash impairment of capitalized software dedicated to the New South Wales contract.

Gallagher estimates that it will break even on this contract in 2015 during the run-off period.

Information Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipates,” “believes,” “contemplates,” “see,” “should,” “could,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements. Examples of forward-looking statements in this press release include, but are not limited to, statements regarding estimated revenue and earnings in 2014 and 2015 and the financial impact in 2014 and 2015 of the New South Wales contract being placed into run-off status, including amounts of severance, lease abandonment and impairment charges relating to software dedicated to the contract. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the nature and timing of the wind-down of the New South Wales contract, changes in accounting assumptions or estimates related to the severance, lease abandonment and impairment charges, changes in our expected use of the software dedicated to the New South Wales contract, lower than expected rates of attrition among the employees engaged in the wind down activities, changes in worldwide and national economic conditions, changes in premium rates and in insurance markets generally, changes in the insurance brokerage industry’s competitive landscape, and unexpected regulatory changes. Please refer to Gallagher’s filings with the SEC; including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for a more detailed discussion of these and other factors that could impact its forward-looking statements.

Contact: Marsha Akin

Director – Investor Relations

630-285-3501 and/or marsha akin@ajg.com

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